EXHIBIT 99.1

Travelzoo Inc. 590 Madison Avenue, 21st Floor New York, NY 10022

Media Contact: Christie Ly (212)521-4218 cly@travelzoo-inc.com

FOR IMMEDIATE RELEASE

Travelzoo Reports First Quarter 2005 Results

NEW YORK, April 12, 2005 — Travelzoo Inc. (NASDAQ: TZOO), the Internet’s largest publisher of outstanding travel offers available directly from hundreds of travel companies, today reported record revenues for the first quarter ended March 31, 2005. Earnings per share for Q1 2005 were $0.11 per basic share and $0.10 per diluted share.

      First Quarter 2005 Financial Highlights:

  Revenues increased by 74% from same period last year
  Income from operations increased by 99% from same period last year
  Operating margin of 30.4%
  Net income increased by 82% from same period last year

        Travelzoo reported revenues of approximately $11.2 million for the first quarter ended March 31, 2005, an increase of 74% over revenues of approximately $6.5 million for the same period last year, and a quarterly sequential increase of 7% over revenues of approximately $10.5 million for the fourth quarter ended December 31, 2004. All revenues were generated from the sale of online advertising to travel companies.

        Income from operations for the first quarter ended March 31, 2005 was approximately $3.4 million or 30.4% of revenues, compared to approximately $1.7 million, or 26.5% of revenues, for the same period last year.

        Travelzoo reported a net income of approximately $1.8 million for the first quarter of 2005 compared to a net income of approximately $1.0 million for the same period in 2004.

        Reported net income in the first quarter of 2005 included a charge of approximately $984,000 related to a program under which the company makes cash payments to persons who establish that they were former stockholders of Travelzoo.com Corporation, and who failed to submit requests for shares in Travelzoo Inc. within the required time period. The expenses related to the program were $559,722 in January 2005, $261,724 in February 2005, and $162,298 in March 2005. These expenses were included in general and administrative expense and were treated as having no recognizable tax benefit. This resulted in an effective income tax rate of 49% for the first quarter ended March 31, 2005.

About Travelzoo

        Travelzoo Inc. (NASDAQ: TZOO) is the Internet’s largest publisher of outstanding travel offers available directly from hundreds of travel companies. Travelzoo’s media properties include the Travelzoo® Web site (www.travelzoo.com), the Top 20® e-mail newsletter, the Newsflash™ e-mail alert service and SuperSearch™, a pay-per-click search engine. With more than 8 million subscribers, Travelzoo lists offers from more than 300 advertisers.

Certain statements contained in this press release that are not historical facts may be forward looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. These forward looking statements may include, but are not limited to, statements about our plans, objectives, expectations, prospects and intentions, markets in which we participate and other statements contained in this press release that are not historical facts. When used in this press release, the words “expect,” “predict,” “project,” “anticipate,” “believe,” “estimate,” “intend,” “plan,” “seek” and similar expressions are generally intended to identify forward looking statements. Because these forward looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by these forward looking statements, including changes in our plans, objectives, expectations, prospects and intentions and other factors discussed in our filings with the SEC. We cannot guarantee any future levels of activity, performance or achievements. Travelzoo undertakes no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this press release.

Travelzoo and Top 20 are registered trademarks of Travelzoo Inc. All other company and product names mentioned are trademarks of their respective owners.

Travelzoo Inc.
Condensed Consolidated Statements of Operations
(unaudited, in thousands, except per share amounts)

	Three Months Ended March 31,
	2005	2004

Revenues	$ 11,228	$ 6,462
Cost of revenues	179	179

Gross profit	11,049	6,283
Operating expenses:
Sales and marketing	5,030	3,457
General and administrative	2,608	1,115

Total operating expenses	7,638	4,572

Income from operations	3,411	1,711
Interest income	160	5

Income before income taxes	3,571	1,716

Income taxes	1,739	707

Net income	$ 1,832	$ 1,009

Basic net income per share	$ 0.11	$ 0.05
Diluted net income per share	0.10	0.05

Shares used in computing
basic net income per share	16,233	19,425
Shares used in computing diluted net income per share	18,199	20,648

Travelzoo Inc.
Condensed Consolidated Balance Sheets
(unaudited, in thousands)

	March 31, 2005	December 31, 2004

ASSETS
Cash and cash equivalents	$ 29,515	$ 26,435
Short term investments	10,088	10,032
Accounts receivable, net	6,476	5,327
Deposits	161	163
Other current assets	349	674
Deferred income taxes	370	391

Total current assets	46,959	43,022

Deposits, less current portion	15	—
Deferred income taxes, less current portion	43	43
Property and equipment, net	122	108
Intangible assets, net	67	84

Total assets	$ 47,206	$ 43,257

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	729	440
Accrued expenses	2,687	2,464
Deferred revenue	152	91
Income tax payable	1,236	—

Total liabilities	4,804	2,995

Common stock	163	162
Additional paid-in capital	30,606	30,300
Retained earnings	11,633	9,800

Total stockholders' equity	42,402	40,262

Total liabilities and
stockholders' equity	$ 47,206	$ 43,257

Travelzoo Inc.
Condensed Consolidated Statements of Cash Flows
(unaudited, in thousands)

	Three Months Ended March 31,
	2005	2004

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$ 1,832	$ 1,009
Adjustments to reconcile net income to net
cash provided by operating activities:
Depreciation and amortization	45	40
Deferred income taxes	20	—
Provision for losses on accounts receivable	28	75
Tax benefit of stock option exercises	396	—
Accrued income on short-term investments	(57)	—
Changes in operating assets and liabilities:
Accounts receivable	(1,176)	(1,026)
Deposits	(12)	(4)
Prepaid expenses and other current assets	325	(45)
Accounts payable	289	517
Accrued expenses	223	(167)
Deferred revenue	61	52
Income tax payable	1,237	(539)

Net cash provided by operating activities	3,211	(88)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(42)	(9)

Net cash used in investing activities	(42)	(9)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock, net of related costs	(124)	—
Proceeds from stock option exercises	35	—

Net cash provided by financing activities	(89)	—

Net increase in cash and cash equivalents	3,080	(97)
Cash and cash equivalents at beginning of period	26,435	3,522

Cash and cash equivalents at end of period	29,515	3,424

Supplemental disclosure of cash flow information:
Cash paid for income taxes net of refunds	86	1,246
received